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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 9, 1997

                             CAMPBELL SOUP COMPANY

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                   NEW JERSEY
                             STATE OF INCORPORATION

                                     1-3822
                            (COMMISSION FILE NUMBER)

                                   21-0419870
                       I.R.S. EMPLOYER IDENTIFICATION NO.


                                 CAMPBELL PLACE
                          CAMDEN, NEW JERSEY 08103-1799
                           PRINCIPAL EXECUTIVE OFFICES

                        TELEPHONE NUMBER: (609) 342-4800






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 ITEM 5.  OTHER EVENTS


          On September 9, 1997, Campbell Soup Company issued the following press release:


CAMPBELL ANNOUNCES SPIN OFF OF NON-CORE BUSINESSES TO FOCUS ON GLOBAL SOUP AND SAUCES, BISCUITS AND CONFECTIONERY AND FOODSERVICE

NEW U.S. GROCERY LEADERSHIP IS NAMED

NEW COMPANY TO FEATURE `SWANSON', `VLASIC' BRANDS


CAMDEN, NJ -- September 9, 1997 -- Campbell Soup Company (NYSE:CPB)

CEO Dale F. Morrison today announced the company intends to spin off seven non-core businesses with revenues of $1.4 billion -- including North America's number one brands in pickles and frozen dinners, "Vlasic" and "Swanson," and key European and Argentinian businesses -- to concentrate on growing its core global businesses: soup and sauces, biscuits and confectionery, and
foodservice, and to capture opportunities to reduce costs in    the core and
non-core businesses.

         "This is a watershed day for Campbell Soup Company and its shareowners," said Morrison, who became CEO on July 15. "Spinning off these businesses allows us to focus on our most profitable businesses with the highest growth potential. Our core businesses have gross margins in excess of 45 percent. Net sales for these businesses grew 10 percent and earnings grew 15 percent in fiscal 1997. This is an outstanding platform to drive significant volume growth while continuing to deliver top-quartile earnings."


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         Morrison added, "The creation of this new company gives great brands like `Vlasic' and `Swanson' tremendous opportunities for growth under a dedicated management team. In both cases, shareowners will reap the rewards of highly-focused companies."

         The new company would rank 21st of the 32 publicly held food companies. It will have two divisions:

         Frozen Foods

                  - "Swanson" frozen foods in the United States and Canada and retail frozen foods in the United Kingdom. It includes facilities in Fayetteville, Arkansas, Omaha, Nebraska, and the UK.

                     Swanson was the originator of the frozen "TV dinner" in 1954. In addition to its traditional frozen dinner, its brands include "Hungry Man" dinners, "Great Starts" breakfasts and "Fun Feast" kids meals.

         Grocery

                  - "Vlasic" retail and foodservice pickles and condiments, including facilities in Millsboro, Delaware and Bridgeport and Imlay City, Michigan. Vlasic is the market leader in pickles with a 36% share of the category, up 4.4 share points since 1996.

                     Approximately 35% of Vlasic's sales come from products introduced in the past 5 years including, Vlasic "Stackers" which grew the entire pickle category in 1996 by approximately 9%.

                  - "Swift Armour" meats in Argentina, including facilities in Rosario. Swift is Argentina's largest beef exporter. It exports canned and frozen meat to more than 50 countries.

                  - "Open Pit" Barbecue Sauce. Open Pit is the number one-selling barbecue sauce throughout the mid-west U.S., and 3 of its varieties are in the top 10.

                  - "Stratford Upon Avon" canned goods and facilities in the U.K. Stratford is a leading marketer of pickles, canned beans and vegetables in the U.K. to both retail and foodservice customers.

                  - "Gourmet Specialty Foods" business, Germany's number one specialty foods company.

                  - Fresh mushroom business throughout the U.S. This is the world's largest fresh mushrooms operation, including eight farms in Pescadero, Calif.; Dublin, Ga.; West Chicago, Ill.; Howe, Ind.; Fennville, Mich.; Jackson, Ohio; Evansville, PA.; and Hillsboro, Texas.
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         The spin-off is expected to be in the form of a distribution of shares of the new company. It is subject to approval of a definitive plan by Campbell's Board of Directors and receipt of a ruling by the Internal Revenue Service that the distribution will be tax-free to Campbell and its shareowners. Campbell hopes to complete the spin-off by the end of February 1998.

         Robert F. Bernstock, Campbell Executive Vice President and President-U.S. Grocery will become CEO of the new spin-off company. In the interim, the businesses will operate as a division of Campbell.

         "The opportunity to lead a global company anchored by such strong brands as `Vlasic' and `Swanson' is very exciting. I know many of these businesses well from my 13 years at Campbell," said Bernstock. "As a separate company, we will be able to focus and compete more effectively. We see great opportunities in our frozen foods and grocery products businesses."

         Campbell today also announced the appointment of Mark M. Leckie as corporate Vice President and President - U.S. Grocery Division. Leckie joins Campbell from Kraft, Inc., where he was Executive Vice President and General Manager for its Post Cereal division.

         On Monday, Campbell announced record sales and earnings for the fiscal 1997 fourth quarter and record sales for the year ended August 3, driven by a 14 percent increase in worldwide soup sales.
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         Portfolio reconfiguration, including today's spin-off announcement and the previously announced divestiture of non-strategic businesses with sales of $500 million, is a key element of Campbell's strategic growth plan announced in September 1996. In 1997, Campbell has divested Marie's salad dressings, Beeck gourmet salads in Germany, and subsequent to the end of the fiscal year, Spring Valley beverages in Australia. The company also has sold its poultry processing business in the U.S. and beef ranches in Argentina.

         The strategic growth plan also includes: a $2.5 billion share repurchase program; acquisitions such as the Erasco Group, Germany's leading canned soup company; cost productivity and asset utilization programs, increased advertising and accelerated new product development.




                                       ###

FORWARD LOOKING STATEMENT

To the extent that this announcement contains "forward looking statements," those statements are qualified by reference to the detailed statement on pages 4 and 5 of the company's 1996 Annual Report on Form 10-K.
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                                   SIGNATURES

                PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, CAMPBELL SOUP COMPANY HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                         CAMPBELL SOUP COMPANY


                                         BY: /S/ JOHN J. FUREY
                                             ---------------------
                                              JOHN J. FUREY
                                              CORPORATE SECRETARY

DATE:  SEPTEMBER 9, 1997